Exhibit 99.2

To: Shareholders, Employees and Friends

October 24, 2007

Hudson Highland Group 2007 Third Quarter Financial Results

The company today announced its strongest third quarter adjusted EBITDA and EBITDA results since its inception. The company reported revenue of $341.3 million, gross margin of $136.1 million, adjusted EBITDA of $11.8 million and EBITDA of $12.6 million. Compared with the third quarter of 2006, revenue was flat, gross margin increased 8 percent, adjusted EBITDA increased 3 percent and EBITDA increased 36 percent. Gross margin percentage was 39.9 percent, up from 36.9 percent in the prior year period. Temporary contracting gross margin was 20.0 percent, up from 18.7 percent a year ago.

Consolidated net income was $3.9 million in the quarter, compared with $4.3 million in the third quarter of 2006. Basic and diluted earnings per share in the quarter were $0.15, compared with $0.18 per basic and $0.17 per diluted share in the year-ago period.

Market Observations

The volatility of the global financial markets did not have a material impact on our third quarter results. The third quarter is seasonally affected in North America and Europe by summer vacation periods in July and August. While results in the third quarter were solid, in September we began to see a tendency among financial institutions to defer new hiring decisions and reduce new orders for permanent recruitment. This caution was very mixed across the financial sector and, at times, even within a single institution. While this tendency was not pronounced, and more of a tone than a trend, cautious sentiment was broadly evidenced across a number of major financial institutions in Europe, as well as North America. I do not believe that it is a cause for alarm, but rather for caution, particularly as we frame our guidance for the fourth quarter. In a business which derives over 50 percent of its consolidated gross margin from permanent recruitment, our business is as sensitive to uncertainty about the future as actual economic downturns.

In this letter, I will comment on September monthly results because September is the best barometer of the impact of the external financial environment. For that reason, I will also focus more detail on permanent recruitment since it is the most economically sensitive part of our offering. Generally, I don’t comment on a single month because normal monthly fluctuations typically make it hazardous to extrapolate a long-term trend from a single month. However, in light of the extraordinary events affecting the global economy over the last several months, I wanted to give investors the latest information that is available on the trends in our business.

How would a recession affect Hudson? We have strengthened our banking arrangements over the last year to increase the credit available and improve the terms of any borrowing. We ended the quarter in a net cash position after payout of $30.5 million in earnout payments for a previous acquisition.

Recent Events

Sale of Australian Trade and Industrial Business

On October 2, 2007, the company announced it had signed a definitive agreement to sell its Australian Trade and Industrial business to the Skilled Group Limited. This represents the company’s exit from the Australian blue-collar labor market, no longer core to its long-term business strategy of specialized professional recruitment, talent management and managed services solutions. The company will record a gain on sale from this transaction in the fourth quarter, as this is expected to close at the end of October, but is treating this business as a discontinued operation in the third quarter of 2007. We still have additional non-core businesses which we may divest over the next few quarters. We will continue to operate these businesses until this process is completed.

Regional Review

Hudson Americas

I want to devote a little more detail to respond to investor desire for more color on the progress of Hudson Americas.

Revenue in the third quarter was down 5 percent while gross margin declined 8 percent when compared with the same quarter a year ago. The gross margin dollar decline was due to a reduction in permanent recruitment, offset slightly by higher temporary contracting gross margin dollars.

Temporary contracting and project solutions accounted for 78 percent of gross margin dollars in the region, and this business had an encouraging quarter. While revenue was down 3 percent, contract gross margin dollars were up 1 percent in the quarter. The contracting businesses also reported improved sequential results in the third quarter, with gross margin dollars up 13 percent compared with second quarter. Contract gross margin was also up in September compared to prior year, ahead of the seasonal trend in 2006. Temporary contracting gross margin percentage increased to 20.6 percent in the third quarter compared to 19.8 percent a year ago. Hudson Americas was successful in the third quarter in both of the areas that we had indicated as challenging in our guidance: Legal and Financial Solutions. Legal was able to overcome the impact of the end of a large project while Financial Solutions overcame the impact of its July reorganization and delivered a strong September. The IT practice group had a strong quarter with an improvement in contracting gross margin, both in percent and dollars. It is too early to characterize this as a recovery in the North American contracting business, but I would characterize it as encouraging signs of progress.

Permanent recruitment represented 22 percent of regional gross margin. Permanent recruitment fees were down 27 percent in the third quarter and were down 10 percent on a sequential basis. Permanent recruitment is now divided into four separate business units: retained search (mid-level), contingent search, Sales & Marketing and Recruitment Process Outsourcing (“RPO”). All of these sub-units were down compared to prior year. However, looking sequentially, which is the best indicator of the impact of the financial turmoil and the trends in the business, all units were flat to the first and second quarters of 2007, except RPO. The sequential decline in RPO was entirely attributable to a concluded project which was taken in-house by a client after several years. Incoming orders have continued unaffected by the external financial environment, but finding qualified talent has continued to present challenges. I would view permanent recruitment as continuing on a steady course from the first half of the year but hopefully continuing to build for future improvement. In part, the steady state of this business is explained by the lack of exposure to the parts of the economy which have been most affected by global financial issues, especially financial institutions, construction and leveraged finance.

Hudson Americas reported adjusted EBITDA of $2.0 million in the third quarter, down from $3.8 million a year ago. On an EBITDA basis, the group reported $2.0 million, compared with $2.6 million in the third quarter of 2006, due primarily to the gross margin decline offset by savings in selling, general and administrative costs. The prior year’s EBITDA also included $1.2 million in restructuring charges primarily relating to the 2006 program. Key EBITDA contributors included Legal and IT, as both practice groups exceeded prior year.

Hudson Europe

Hudson Europe revenue was flat to prior year in the third quarter, while gross margin increased 13 percent, adjusted EBITDA increased 32 percent and EBITDA increased 49 percent. In constant currency, revenue declined 7 percent while gross margin increased 5 percent from the prior year.

In the UK, gross margin attributable to permanent recruitment was up 7 percent in constant currency compared with prior year. However, in analyzing the results for the quarter as an indicator of future trends, the evidence was mixed. While permanent recruitment in IT banking was up significantly over prior year, banking was flat and finance was below prior year. Other sectors and practices were mixed. Total permanent recruitment fees were down slightly on prior year for the month of September.

In continental Europe, permanent recruitment gross margin was up 17 percent in the third quarter in constant currency. In September, there was some evidence of a slowing in incoming orders and deferral of hiring decisions among some large financial institutions, though gross margin was still up from the prior year in the month.

Hudson Europe achieved adjusted EBITDA and EBITDA of $6.6 million in the third quarter, up from $5.0 million and $4.4 million, respectively, in the same quarter last year. EBITDA reached 5.5 percent of revenue compared with 3.7 percent in the third quarter last year. Key EBITDA contributions in the quarter included the UK, Belgium, France and Sweden, all up over 30 percent from prior year in constant currency, while Balance in the Netherlands also delivered strong results.

Hudson Asia Pacific

Hudson Asia Pacific revenue increased 5 percent, gross margin increased 14 percent and EBITDA was virtually unchanged in the third quarter of 2007. In constant currency, revenue decreased 6 percent while gross margin increased 3 percent. The decline in revenue resulted from the deliberate decision to exit lower margin contract business earlier in the year, while gross margin growth was driven by permanent recruitment strength in Asia. The strategic focus on higher-margin temporary contracting work paid off as margins increased to 18.3 percent, up from 16.6 percent a year ago. In Asia, gross margin increased 21 percent from prior year in constant currency on growth in China, Hong Kong and Singapore, while Japan was below prior year.

Hudson Asia Pacific generated $10.0 million in EBITDA, or 9.1 percent of revenue, compared with $9.9 million, or 9.5 percent of revenue a year ago.

Corporate

Corporate expenses were lower in the third quarter of 2007 compared with prior year due to lower compensation costs.

Unresolved Accounting Issue

The company is examining an accounting issue with its external auditors relating to contingent cash earn out payments the company made in connection with the JMT acquisition between 2004 and 2007. The company accounted for the contingent cash earn out payments as goodwill. The company is determining whether up to $19 million of those payments must be reclassified from goodwill to compensation expense. Any such reclassification could require a restatement of prior period financial statements, but would not affect the company’s cash flows for such periods. The company intends to resolve this accounting issue prior to the timely filing of its Form 10-Q for the third quarter of 2007.

Guidance

The company currently expects fourth quarter 2007 revenue of $325—$340 million at prevailing exchange rates and adjusted EBITDA of $12—$14 million, excluding the impact of any future restructuring, acquisitions or divestures. This compares with revenue of $329.3 million and adjusted EBITDA of $14.8 million in the fourth quarter of 2006.

Summary

For the past four years, we have focused on improving profitability across our operations, particularly by reducing expenses, improving productivity and narrowing our strategic focus. We believe that these actions will be rewarded if there is an economic slowdown. In any economic environment, our challenge remains the same: to build our company.

Thank you for your continued support.

Jon F Chait

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, any restatement of the company’s prior period financial statements arising out of the unresolved accounting issue described in this release; the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims and limits on insurance coverage related thereto; government regulations; restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended September 30, 2007 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$111,405	$120,213	$109,678	$—	$341,296

Gross margin	$27,706	$60,579	$47,857	$—	$136,142

Adjusted EBITDA (2)	$1,972	$6,556	$9,990	$(6,750)	$11,768
Business reorganization expenses (recoveries)	(63)	(2)	(12)	21	(56)
Merger and integration (recoveries)	(10)	—	—	(743)	(753)

EBITDA (2)	2,045	6,558	10,002	(6,028)	12,577
Depreciation and amortization	1,018	1,553	1,023	48	3,642

Operating income (loss)	$1,027	$5,005	$8,979	$(6,076)	$8,935

For the Three Months Ended September 30, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$117,071	$119,872	$104,580	$—	$341,523

Gross margin	$30,237	$53,523	$42,115	$—	$125,875

Adjusted EBITDA (2)	$3,807	$4,982	$9,973	$(7,388)	$11,374
Business reorganization expenses	1,221	579	56	234	2,090
Merger and integration expenses	13	1	—	—	14

EBITDA (2)	2,573	$4,402	9,917	(7,622)	9,270
Depreciation and amortization	1,130	1,819	756	159	3,864

Operating income (loss)	$1,443	$2,583	$9,161	$(7,781)	$5,406

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the Highland Partners segment and the Australian Trade and Industrial business as discontinued operations. The sale of Highland Partners was completed effective on October 1, 2006 and the sale of the Australian Trade and Industrial business was announced on October 2, 2007.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended September 30,
	2007 (1)			2006 (1)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$111,405	$(69)	$111,336	$117,071
Hudson Europe	120,213	(8,744)	111,469	119,872
Hudson Asia Pacific	109,678	(11,525)	98,153	104,580

Total	341,296	(20,338)	320,958	341,523
Direct costs:
Hudson Americas	83,699	(11)	83,688	86,834
Hudson Europe	59,634	(4,341)	55,293	66,349
Hudson Asia Pacific	61,821	(7,105)	54,716	62,465

Total	205,154	(11,457)	193,697	215,648
Gross margin:
Hudson Americas	27,706	(58)	27,648	30,237
Hudson Europe	60,579	(4,403)	56,176	53,523
Hudson Asia Pacific	47,857	(4,420)	43,437	42,115

Total	$136,142	$(8,881)	$127,261	$125,875

Selling, general and administrative (2) ):
Hudson Americas	$26,752	$(61)	$26,691	$27,560
Hudson Europe	55,576	(4,035)	51,541	50,360
Hudson Asia Pacific	38,890	(3,619)	35,271	32,898
Corporate	6,798	—	6,798	7,547

Total	$128,016	$(7,715)	$120,301	$118,365

(1)	Note – 2007 and 2006 financial statements have been adjusted to reflect the Highland Partners segment and the Australian Trade and Industrial business as discontinued operations. The sale of Highland Partners was completed effective on October 1, 2006 and the sale of the Australian Trade and Industrial business was announced on October 2, 2007.
(2)	Selling, general and administrative expenses include depreciation and amortization. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.